Exhibit 10.1

Amendment No. 6 to Manufacturing Agreement and Consent

This AMENDMENT NO. 6 (“Amendment No. 6”) to the Manufacturing Agreement (as defined below) is effective on the 26th day of February 2019.

BETWEEN:

1.

INSYS MANUFACTURING, LLC, a company organized and existing under the laws of the State of Texas, with a place of business at 1333 S. Spectrum Blvd., Suite 100, Chandler, AZ 85286 (hereinafter referred to as “COMPANY”); and

2.

RENAISSANCE LAKEWOOD, LLC, a limited liability company organized and existing under the laws of the State of Delaware, having its principal place of business at 1200 Paco Way, Lakewood, New Jersey, 08701 (formerly known as DPT Lakewood, LLC (hereinafter referred to as “RENAISSANCE”). Renaissance and COMPANY are collectively referred to hereinafter as the “Parties.”

BACKGROUND:

1.

INSYS THERAPEUTICS, INC. and RENAISSANCE entered into a Manufacturing Agreement dated May 24, 2011, as amended October 29, 2013 (“Amendment No. 1”), April 30, 2015 (“Amendment No. 2”), August 18, 2015 (“Amendment No. 3”), July 14, 2016 (“Amendment No. 4”) and April 10, 2018 (“Amendment No. 5” and as amended, the “Manufacturing Agreement”) for the supply of Product (as defined below).

2.

In connection with Amendment No. 4, RENAISSANCE agreed to the assignment by INSYS THERAPEUTICS, INC. to COMPANY of all rights, title, interests, duties and obligations under and to the Manufacturing Agreement.

3.	Pursuant to Section 2.4 of Amendment No. 5, COMPANY was required to purchase certain quantities of Product or pay the equivalent amount to RENAISSANCE (the “Take or Pay Requirement”).
4.	The Parties wish to settle the amount owed by COMPANY to RENAISSANCE for the Take or Pay Amount under the terms and conditions set forth in this Amendment No. 6.
5.	The Parties also wish to extend the term of the Manufacturing Agreement.

OPERATIVE PROVISIONS

1.	Definitions All capitalized terms used in this Amendment No. 6 will have the meaning given to them in the Manufacturing Agreement unless they are otherwise defined in or varied by this Amendment No. 6.
2.	Settlement of Take or Pay Obligations
2.1	The Parties agree to the following terms in full and complete satisfaction of COMPANY’s obligations under the Take or Pay Requirement:
•	COMPANY will pay RENAISSANCE $108,450.50 in consideration of COMPANY’s Take or Pay obligation for 2017. Invoice already received from Renaissance and accepted by Insys.

•	COMPANY will pay for all Product on all purchase orders for Product that are currently issued and outstanding, a listing of which is attached as Schedule A attached hereto.
•

COMPANY will enter into and perform its obligations under the Asset Purchase Agreement dated as of even date herewith, which provides for the transfer of the equipment (the “Equipment”) from COMPANY to RENAISSANCE, set forth on Schedule B attached hereto.

RENAISSANCE acknowledges and agrees that upon COMPANY’s performance of its obligations set forth above, it will be deemed to have completely and fully satisfied the Take or Pay Requirement.

3.	Extension of Term

Section 4.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement shall commence on the Effective Date hereof and will continue until December 31, 2023, unless sooner terminated pursuant to paragraph 4.2 below.”

4.	Miscellaneous

Except as modified or amended in this Agreement, all other terms and conditions of the Agreement, as amended, shall remain in full force and effect. This Amendment No.6 may be executed in one or more counterparts, each of which is an original, and all of which together constitute only one agreement between the parties. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

Signed by the authorized representatives of the Parties on the date set out above:

For and on behalf of INSYS MANUFACTURING, LLC Title: Chief Financial Officer	For and on behalf of RENAISSANCE LAKEWOOD, LLC Title: President and Chief Executive Officer

Schedule A

Outstanding Purchase Orders

[The information contained in this schedule has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]

Schedule B

Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

between

INSYS MANUFACTURING, LLC

and

RENAISSANCE LAKEWOOD, LLC

dated as of

February 26, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 26, 2019 (“Effective Date”), is entered into between Insys Manufacturing, LLC, a limited liability company organized and existing under the laws of the State of Texas, with a place of business at 2700 Oakmont, Round Rock, TX 78665 (hereinafter referred to as “Seller”) and Renaissance Lakewood, LLC, a limited liability company organized and existing under the laws of the State of Delaware, having its principal place of business at 1200 Paco Way, Lakewood, New Jersey, 08701 (formerly known as DPT Lakewood, LLC (hereinafter referred to as “Buyer”).

RECITALS

WHEREAS, INSYS THERAPEUTICS, INC. (hereinafter referred to as “INSYS”) and Buyer entered into a Manufacturing Agreement dated May 24, 2011, as amended October 29, 2013 (“Amendment No. 1”), April 30, 2015 (“Amendment No. 2”), August 18, 2015 (“Amendment No. 3”), July 14, 2016 (“Amendment No. 4”) and April 10, 2018 (“Amendment No. 5”) and February 26, 2019 (“Amendment No. 6” and as amended, the “Manufacturing Agreement”) for the supply of Product as defined in the Manufacturing Agreement; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the equipment as set forth on Schedule A attached hereto (the “Equipment”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acceptance Notice” has the meaning set forth in Section 5.02.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this Agreement, Affiliate of Seller shall mean its subsidiaries.

“Assumed Liabilities” has the meaning set forth in Section 2.02.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the United States of America are authorized or required by Law to be closed for business.

“Encumbrance” means any lien, pledge, security interest, charge, claim, or other similar encumbrance.

“Equipment” has the meaning set forth in the Recitals hereof.

“Force Majeure Event” has the meaning set forth in Section 8.12.

“Losses” has the meaning set forth in Section 7.01.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.03.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Taxes” means all applicable federal, state, local, foreign and sales, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II

PURCHASE AND SALE

Section 2.01  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall and does hereby sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in the Equipment.

Section 2.02  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations relating to the Equipment that arise after Buyer takes possession of the Equipment pursuant to Section 2.03.

Section 2.03  Purchase Price. The purchase price for the Equipment is One Million United States Dollars ($1,000,000 USD) (the “Purchase Price”). The Purchase Price shall be paid to an account designated in writing by Seller to Buyer, payable no later than thirty (30) days after Buyer issues its Acceptance Notice pursuant to Section 5.02 and has taken possession of the Equipment at Seller’s facility located 2700 Oakmont Drive, Round Rock, Texas 78665 (the “Seller’s Facility”) pursuant to Section 6.01.  For the avoidance of doubt, Buyer may not take possession of the Equipment prior to issuing its Acceptance Notice.

Section 2.04.  Seller’s Lien. Seller may hold and place a lien on the Equipment as security for payment of the Purchase Price due under this Agreement in the event that Buyer issues its Acceptance Notice pursuant to Section 5.02 and takes possession of the Equipment pursuant to Section 2.03 and does not pay the Purchase Price as set forth in Section 2.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the date that Buyer takes possession of the Equipment pursuant to Section 2.03.

Section 3.01  Authority of Seller. Seller has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and regulations affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02  Title to the Equipment. Seller has good and valid title to the Equipment, free and clear of any and all Encumbrances.

Section 3.03  No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any of its Affiliates has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Equipment furnished or made available to Buyer and its Representatives, or any representation or warranty arising from statute or otherwise in law. The parties agree that Seller is selling the Equipment and Buyer is purchasing the Equipment in “as is” condition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01  Authority of Buyer. Buyer has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and regulations affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02  Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.03  No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any of its Affiliates has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer with respect to this Agreement or the subject matter hereof.

ARTICLE V

INSPECTION AND PUBLIC ANNOUNCEMENTS

Section 5.01  Inspection of the Equipment. Upon a mutually agreeable date and time within one (1) month of the Effective Date, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect the Equipment; (b) furnish Buyer and its Representatives with such operating and other data and information related to the Equipment as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its inspection of the Equipment; provided, however, that any such inspection shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s Representatives and in such a manner as not to interfere with the conduct of Seller’s business. All requests by Buyer for access pursuant to this Section 5.01 shall be submitted or directed to Mr. Reuben Nugent, Director of Engineering or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the Effective Date. Seller and Buyer can mutually agree to extend the one (1) month time period for the inspection of the Equipment.

Section 5.02  Buyer’s Acceptance of the Equipment.  Within five (5) Business Days after inspecting the Equipment pursuant to Section 5.01, Buyer shall notify Seller in writing of whether or not Buyer wishes to accept the Equipment (the “Acceptance Notice”).  If the Acceptance Notice indicates that Buyer does not wish to accept the Equipment, then this Agreement will automatically terminate and neither Party will have any obligations under this Agreement; otherwise, Buyer will pay to Seller the Purchase Price in accordance with Section 2.03.

Section 5.03  Equipment Installation.  Buyer is responsible for the installation of the Equipment at Buyer’s facility at Buyer’s sole cost and expense, provided that Seller shall provide engineering services to support the installation and validation necessary to setup the Equipment to be fully operational at Buyer’s facility at no additional charge to Buyer with the exception that Buyer agrees to cover all reasonable travel expenses incurred by Seller under this Section 5.02.

Section 5.04  Public Announcements. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), neither party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.05  Transfer Taxes. All applicable transfer, and sales, and other such Taxes (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Buyer when due. Each party shall, at its own expense, timely file any applicable Tax Return or other document with respect to such Taxes (and the parties shall cooperate with respect thereto as necessary).

ARTICLE VI

DELIVERY AND TITLE

Section 6.01  Obligations of Buyer. Buyer agrees that they are responsible for all and any damage occurring to Seller’s Facility, up to the amount of twenty-seven thousand dollars ($27,000 USD) or other amount as agreed to in writing by the parties, that occurs during the transfer of the Equipment from Seller’s Facility to Buyer’s designated transit company. Buyer is responsible for the dismantling, removal and transport of the Equipment from Seller’s Facility at Buyer’s sole expense and cost.

Section 6.02  Delivery to Buyer. Seller shall deliver the Equipment to Buyer at Seller’s Facility. Title to the Equipment passes to Buyer on the delivery by Seller of the Equipment at Seller’s Facility. Risk of loss to the Equipment passes to Buyer on the delivery by Seller of the Equipment at Seller’s Facility. Buyer is responsible for all transportation costs associated with the transfer and shipment of the Equipment from Seller’s Facility. After Buyer has issued its Acceptance Notice pursuant to Section 5.02, Buyer shall accept delivery of the Equipment and shall not reject or refuse acceptance of the Equipment for any reason other than damage to the Equipment as a result of Seller’s negligence that occurs after Buyer has issued its Acceptance Notice and prior to Buyer dismantling and/or removing the Equipment from Seller’s facility. For the sake of clarity, after Buyer has issued its Acceptance Notice and begins the process of dismantling and/or removing the Equipment from Seller’s facility, Seller has no further obligation, other than as set forth in Section 5.03, and Buyer assumes any and all risk for any damage that occurs to the Equipment during the dismantling and/or removal process. Buyer shall not reject or refuse acceptance of the Equipment on the basis of damage that occurs to the Equipment during the dismantling and/or removal process.

ARTICLE VII

INDEMNIFICATION

Section 7.01  Indemnification By Seller. Subject to the other terms and conditions of this Article

VII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all costs (including reasonable attorney’s fees and costs), damages, expenses, losses, suits, claims and demands (“Losses”) incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or stemming from third party claims arising from any breach of this Agreement by Seller or from the negligence or willful misconduct of Seller; except to the extent any such losses are the result of Buyer’s negligence or willful misconduct.

Section 7.02  Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to stemming from third party claims arising from any breach of this Agreement by Buyer or from the negligence or willful misconduct of Buyer; except to the extent any such losses are the result of Seller’s negligence or willful misconduct.

Section 7.03  Exclusive Remedies. EXCEPT AS SET FORTH IN THIS SECTION 7.03, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES (WHETHER IN CONTRACT, TORT OR OTHERWISE).

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section8.02):

If to Seller:	INSYS Manufacturing, LLC 1333 S Spectrum Blvd., Suite 100 Chandler, Arizona 85286 E-mail: along@insysrx.com Attention: Andrew G. Long; Chief Financial Officer

with a copy to:	INSYS Therapeutics, Inc. 1333 S Spectrum Blvd., Suite 100 Chandler, Arizona 85286 Attention: General Counsel & Chief Legal Officer
If to Buyer:	RENAISSANCE LAKEWOOD, LLC 1200 Paco Way Lakewood, New Jersey 08701 E-mail: eric.kaneps@renpharm.com Attention: Sr. Director, Sales & Marketing

Section 8.03  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.05  Entire Agreement. This Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.06  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07  No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.09  Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware, without giving effect to any conflict of laws provisions.

Section 8.10  Specific Performance. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.12  Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party's control, without such Party's fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a "Force Majeure Event"). Each Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Each Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

[Signature page follows:]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

INSYS MANUFACTURING, LLC
By_____________________ Name: Andrew Long Title: Chief Financial Officer

RENAISSANCE LAKEWOOD, LLC
By_____________________ Name: Serge Maltais Title: President and Chief Executive Officer

SCHEDULE A – EQUIPMENT

[The information contained in this schedule has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]